Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333–225415 on Form S–8 of our report dated April 14, 2020, relating to the consolidated financial statements of Harvest Oil & Gas Corp. and subsidiaries appearing in this Annual Report on Form 10–K of Harvest Oil & Gas Corp. for the year ended December 31, 2019.

/s/DELOITTE & TOUCHE LLP

Houston, Texas
April 14, 2020